Putnam Dynamic Asset Allocation Growth Fund, September 30, 2012,
Annual report

Because the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A	 3,359

72DD2 (000s omitted)

Class R	    10
Class Y	   913


73A1

Class A	 0.037

73A2

Class R	 0.008
Class Y	 0.070


74U1  (000s omitted)

Class A	 82,537
Class B	  9,603
Class C	  9,908
Class M	  1,916

74U2  (000s omitted)

Class R	  1,153
Class R5        1
Class R6        1
Class Y	 12,531

74V1

Class A	 13.47
Class B  	 13.19
Class C    12.91
Class M	 13.21

74V2

Class R    13.24
Class R5   13.58
Class R6   13.58
Class Y	 13.58
61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.